                                                                      Exhibit 99


                               THE MIDLAND COMPANY
                             7000 MIDLAND BOULEVARD
                             AMELIA, OHIO 45102-2607
                                 (513) 943-7100

                                 MAILING ADDRESS
                                  P.O. BOX 1256
                             CINCINNATI, OHIO 45201

FOR IMMEDIATE RELEASE                                         October 16, 2003

Contact:      John I. Von Lehman
              Executive Vice President and CFO
              (513) 943-7100

             THE MIDLAND COMPANY REPORTS THIRD QUARTER 2003 RESULTS

                    o CONTINUES DOUBLE-DIGIT PREMIUM GROWTH
                 o HURRICANE ISABEL LOSSES LESS THAN PROJECTED
  o EXCLUDING CATASTROPHES, ENCOURAGING PROFITABILITY TRENDS IN MAJOR PRODUCTS
              o MANAGEMENT COMMENTS ON OUTLOOK FOR FOURTH QUARTER

CINCINNATI, OCTOBER 16, 2003 -- THE MIDLAND COMPANY (NASDAQ: MLAN), a highly focused provider of specialty insurance products and services, today reported net income for the third quarter of $4.3 million, or 23 cents per share, including 4 cents in realized capital gains, compared with a net loss of $2.6 million, or 15 cents per share in the third quarter of 2002, which included 21 cents per share in realized capital losses. Revenue increased 14.8 percent to $184.2 million, compared with $160.5 million in last year's third quarter. All per-share data is presented on an after-tax, diluted basis.

"The third quarter of 2003 illustrated the value of our business fundamentals," commented John W. Hayden, president and chief executive officer. "We are gratified by the recent profitability trends in our manufactured housing and site-built dwelling programs. The profit trends from these lines of business are evidence of the aggressive rate increases, product design changes and positioning strategies that we've undertaken.

"We are pleased to report that actual losses from Hurricane Isabel appear to be less than were previously expected," he continued. "Gross losses from Hurricane Isabel were approximately $9.0 million. After the benefit of our normal catastrophe reinsurance program along with a one-time `second-event' coverage, the hurricane had an after-tax earnings impact of 13 cents per share. As we indicated in our press release on September 23, our third quarter was still somewhat negatively impacted by a higher-than-normal level of catastrophe losses.

"Total pre-tax catastrophe losses for the third quarter (net of reinsurance) were $7.9 million, or 29 cents per share, compared with $4.4 million, or 16 cents per share in the third quarter of 2002. We believe that a normalized historical average level of pre-tax catastrophe losses for a third quarter would be approximately $5.9 million, or 21 cents per share," Hayden said.

"While weather and other unpredictable events can always impact our short-term performance, we believe that our disciplined approach to underwriting and our commitment to rate adequacy positions us to achieve our long-term objective of consistently creating value for our shareholders," Hayden added.

Midland's wholly owned insurance subsidiary, American Modern Insurance Group, specializes in insurance products and services such as manufactured housing, site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles and credit life and related products. American Modern's products and services are offered through diverse distribution channels.

THE MIDLAND COMPANY REPORTS THIRD QUARTER 2003 RESULTS
OCTOBER 16, 2003

DOUBLE-DIGIT PREMIUM GROWTH TREND CONTINUES
For the third quarter, American Modern's property and casualty gross written premiums grew 14.6 percent to $184.3 million, including manufactured housing gross written premium growth of 7.8 percent to $88.6 million.

"The continued growth of our manufactured housing line is extremely encouraging in light of the challenges that have plagued the manufactured housing industry over the past several years," Hayden said. "This growth is a consequence of continued rate increases in our manufactured housing line, but we also believe that the trend speaks to the strength of our commitment to this market, and to our deep roots in the industry. At the same time, we are encouraged by signs of recovery and our position to leverage opportunities in the manufactured housing marketplace in the future."

Hayden indicated that gross written premiums in American Modern's property and casualty lines other than manufactured housing - including motorcycle, site-built dwelling, watercraft, mortgage fire, recreational vehicle, collateral protection, and collector automobile - collectively grew 21.8 percent to $95.7 million during the third quarter. "Our diversification strategy continues to demonstrate its value," he said. "As the manufactured housing market seeks stability, we have been able to maintain a healthy growth rate due to the continued contribution of our other specialty lines.

"Previous rate increases factor significantly into our overall premium growth and we are continuing to aggressively pursue rate increases across all product lines," Hayden added. "This is particularly evident in our motorcycle line, where the timing of our entry into the market constrained our ability to increase rates. We are consciously restraining growth in this area as we focus on profitability. Accordingly, motorcycle premium rose just 4.4 percent in the third quarter compared to prior year levels."

Hayden noted that the company's specialty focus runs across multiple lines and multiple distribution channels.

"We believe this structure adds stability and diversification to our product and service offering while solidifying our reputation as one of the nation's leading specialty insurance companies," Hayden said.

CATASTROPHE AND SEASONAL LOSSES IMPACT UNDERWRITING RESULTS
For the third quarter, American Modern's property and casualty combined ratio (losses and expenses as a percent of earned premiums) was 104.7 percent, compared with 107.3 percent a year ago. Catastrophe losses accounted for 4.9 percentage points of this year's third quarter combined ratio, compared with 3.0 percentage points in the same period in 2002. The combined ratio calculations include the effect of the reclassification of policy service fees that was implemented in the second quarter of 2003. This reclassification resulted in increasing the reported combined ratio by approximately 1.3 percentage points for both the quarter and the first nine months of 2003 and approximately 1.2 percentage points for the quarter and first nine months of the prior year.

"From a profitability perspective, our third quarter was also impacted by a higher-than-expected level of losses from our motorcycle product line," Hayden said. "This trend is consistent with what we've discussed in prior quarters. We had originally projected a loss of approximately 21 cents per share (after-tax) related to the motorcycle product, reflecting the seasonality that is expected with this line of business. Remember that the peak usage of motorcycles occurs in the summer months. Our actual loss on this line in the third quarter came in at approximately 28 cents per share, up from 17 cents in the third quarter of 2002. For the first nine months of 2003, the loss on motorcycle totaled 45 cents, up from 17 cents in the first nine months of 2002."

THE MIDLAND COMPANY REPORTS THIRD QUARTER 2003 RESULTS
OCTOBER 16, 2003

Hayden emphasized that the company is taking aggressive action to address the profitability of the motorcycle line. "Rate increases of 20 to 25 percent have been approved and should begin to impact profitability in the next 12 to 24 months. The addition of several seasoned industry professionals to our motorcycle team is allowing us to take a more focused approach in restructuring and repositioning this product in the marketplace. Motorcycle will be an important product line for our company in the years ahead," Hayden said.

"On a more positive note, we are pleased to report that the results from the commercial liability lines that we exited some time ago were generally in line with our expectations for the third quarter, after an unexpected uptick in the second quarter. We remain hopeful that this positive trend will continue in the coming quarters as we complete the run off of this book," Hayden said.

NINE-MONTH RESULTS
For the nine months ended September 30, 2003, net income was $13.3 million, or 74 cents per share, including 8 cents per share of realized capital gains, compared with $11.1 million, or 62 cents per share, including 26 cents per share in realized capital losses and 8 cents per share related to a change in accounting principle, for the comparable period in 2002. Revenue for the first nine months was $532.2 million compared with $472.0 million last year, a 12.7 percent increase.

American Modern's total property and casualty gross written premiums grew 13.0 percent to $510.4 million through the first nine months of 2003. Manufactured housing gross written premiums rose 6.9 percent for the nine months, even though we faced persistent challenging market conditions. Gross written premiums in all other specialty lines such as motorcycle, watercraft, site-built dwelling, mortgage fire, recreational vehicle and collector automobile products have collectively grown 19.4 percent to $263.6 million.

INVESTMENT PORTFOLIO
The market value of Midland's investment portfolio rose to $792.7 million at September 30, 2003, compared with $715.2 million a year earlier. Net pre-tax investment income (excluding capital gains/losses) declined to $8.2 million for the third quarter compared with $8.7 million in last year's third quarter, a 5.9 percent decrease. For the nine months, net pre-tax investment income declined
5.7 percent over the year-ago period, a reflection of the ongoing low interest-rate environment. The annualized pre-tax equivalent yield, on a cost basis, of American Modern's fixed income portfolio was 5.5 percent in the first nine months of 2003, compared with 6.5 percent in the first nine months of 2002.

Pre-tax net unrealized gains on Midland's fixed income portfolio were $30.0 million at September 30, 2003, up from $28.2 million at December 31, 2002. Pre-tax net unrealized gains on Midland's equity portfolio were $65.9 million, up from $47.6 million at December 31, 2002.

STEADY BOOK VALUE GROWTH
Midland's shareholders' equity increased to a record $333.9 million, or $18.95 per share, at September 30, 2003, up 13.0 percent (on a per share basis) from $294.6 million, or $16.77 per share, at September 30, 2002. The company's book value per share has grown at a compounded annual rate of 10.5 percent over the last 10 years.

OUTLOOK POSITIVE FOR THE FULL YEAR AND BEYOND
Hayden said that as the company enters the fourth quarter of 2003, management has reason for optimism. "We like the growth and profitability trends that we're seeing in several of our largest product lines," he commented. "Overall, we would expect to achieve top-line property and casualty growth in the 11 to 13 percent range for the full year 2003 while achieving a combined ratio in the range of 101 to 103 percent (including the 1.3 percentage point reclassification add-back), assuming normal weather patterns. Investment income is expected to continue to be approximately 5 to 7 percent less than the prior year for the balance of the year.

THE MIDLAND COMPANY REPORTS THIRD QUARTER 2003 RESULTS
OCTOBER 16, 2003

"With all of the uncertainty in the insurance marketplace, we believe there has never been a better time to be a specialty insurer," Hayden added. "We believe we can leverage our expertise in our chosen niches, and continue to create value for our policyholders, business partners and shareholders. We believe we are in a unique position of strength, and we look to leverage that strength in the months and years ahead.

"We are firmly committed to achieving consistent, profitable growth," Hayden said. "Our chosen specialty niches provide a pathway to profits. By fully focusing on our key operating principles and our business strategies, we believe we will continue to outperform over the long term."

ABOUT THE COMPANY
Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland's consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland's common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

FORWARD LOOKING STATEMENTS DISCLOSURE
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2003 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company's business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company's filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

MIDLAND REPORTS THIRD QUARTER 2003 RESULTS
OCTOBER 16, 2003

                               THE MIDLAND COMPANY
                              FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)

                                                             THREE-MONTHS ENDED                        NINE-MONTHS ENDED
                                                                SEPTEMBER 30,                             SEPTEMBER 30,
                                                    -----------------------------------      -------------------------------------
                                                      2003          2002       % CHANGE        2003           2002        % CHANGE
                                                    --------      --------     --------      --------       --------      --------
Revenues                                            $184,222      $160,476        14.8%      $532,152       $471,991         12.7%
                                                    ========      ========      ======       ========       ========       ======

Income (Loss) Before Cumulative Effect
     of Change in Accounting Principle and
     Capital Gains (Losses)*                        $  3,516      $  1,029       241.7%      $ 11,865       $ 17,136        -30.8%
                                                                                ======                                     ======
Net Cumulative Effect of Change
     in Accounting Principle                              --            --                         --         (1,463)
Net Capital Gains (Losses)                               773        (3,644)                     1,456         (4,529)
                                                    --------      --------                   --------       ========

Net Income (Loss)                                   $  4,289      $ (2,615)      264.0%      $ 13,321       $ 11,144         19.5%
                                                    ========      ========      ======       ========       ========       =======

Income (Loss) per Share (Diluted) Before
     Cumulative Effect of Change in
     Accounting Principle and Capital
     Gains (Losses)*                                $   0.19      $   0.06       216.7%      $   0.66       $   0.96        -31.3%
                                                                                ======                                     ======
Net Cumulative Effect of Change in
     Accounting Principle (Diluted)                       --            --                         --          (0.08)
Net Capital Gains (Losses) per Share (Diluted)          0.04         (0.21)                      0.08          (0.26)
                                                    --------       -------                   --------       --------

Net Income (Loss) per Share (Diluted)               $   0.23      $  (0.15)     253.3%       $   0.74       $   0.62         19.4%
                                                    ========      ========     =======       ========       ========       ======

Dividends Declared per Share                        $0.04750      $0.04375         8.6%      $0.14250       $0.13125          8.6%
                                                    ========      ========     =======       ========       ========       ======

Market Value per Share                              $  21.26      $  16.83        26.3%      $  21.26       $  16.83         26.3%
                                                    ========      ========     =======       ========       ========       ======

Book Value per Share                                $  18.95      $  16.77        13.0%      $  18.95       $  16.77         13.0%
                                                    ========      ========     =======       ========       ========       ======

Shares Outstanding                                    17,626        17,570                     17,626         17,570
                                                    ========      ========                   ========       ========

AMIG's Property and Casualty Operations:

     Direct and Assumed Written Premium             $184,296      $160,790        14.6%      $510,449       $451,566         13.0%
                                                    ========      ========     =======       ========       ========       ======

     Net Written Premium                            $168,503      $154,206         9.3%      $476,298       $431,737         10.3%
                                                    ========      ========     =======       ========       ========       ======

     Combined Ratio (GAAP)                             104.7%        107.3%                     104.1%         102.0%
                                                    ========      ========                   ========       ========

     Combined Ratio (GAAP) -
       Excluding Catastrophe Losses                     99.8%        104.2%                      97.3%          98.2%
                                                    ========      ========                   ========        ========


Dollar amounts in thousands except per share data.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Unless indicated otherwise, the financial information presented above is based on GAAP.

*Non-GAAP financial measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the core operations than the GAAP measure of net income, as it removes potential issues of timing regarding investment gains and losses and any fluctuations done solely to changes in accounting rules.

MIDLAND REPORTS THIRD QUARTER 2003 RESULTS
OCTOBER 16, 2003

                               THE MIDLAND COMPANY
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                 Three-Months Ended                  Nine-Months Ended
                                                                    September 30,                      September 30,
                                                              --------------------------         --------------------------
                                                                2003             2002              2003             2002
                                                              ---------        ---------         ---------        ---------
Revenues:
     Insurance:
        Premiums earned                                       $ 164,290        $ 148,417         $ 474,770        $ 425,794
        Net investment income                                     8,195            8,706            24,634           26,114
        Net realized investment gains (losses)                    1,190           (5,607)            2,240           (6,968)
        Other insurance income                                    3,568            3,460            10,565            9,799
     Transportation                                               6,915            5,404            19,736           16,815
     Other                                                           64               96               207              437
                                                              ---------        ---------         ---------        ---------
       Total                                                  $ 184,222        $ 160,476         $ 532,152        $ 471,991
                                                              ---------        ---------         ---------        ---------

Costs and Expenses:
     Insurance:
       Losses and loss adjustment expenses                      105,139           98,473           297,222          250,686
       Commissions and other policy acquisition costs            44,953           41,704           133,676          124,049
       Operating and administrative expenses                     21,612           19,685            63,335           62,655
     Transportation operating expenses                            6,339            5,118            18,756           16,666
     Interest expense                                               961              850             2,782            2,703
                                                              ---------        ---------         ---------        ---------
       Total                                                  $ 179,004        $ 165,830         $ 515,771        $ 456,759
                                                              ---------        ---------         ---------        ---------

Income (Loss) Before Federal Income Tax and Cumulative
     Effect of Change in Accounting Principle                     5,218           (5,354)           16,381           15,232

Provision (Credit) for Federal Income Tax                           929           (2,739)            3,060            2,625
                                                              ---------        ---------         ---------        ---------

Income (Loss) Before Cumulative Effect of Change
     in Accounting Principle                                      4,289           (2,615)           13,321           12,607

Cumulative Effect of Change in Accounting Principle                --               --                --             (1,463)
                                                              ---------        ---------         ---------        ---------

Net Income (Loss)                                             $   4,289        $  (2,615)        $  13,321        $  11,144
                                                              =========        =========         =========        =========

Basic Earnings (Losses) per Common Share:
  Income (Loss) Before Cumulative Effect of Change in
     Accounting Principle and Capital Gains (Losses)*         $    0.20        $    0.06         $    0.68        $    0.99
  Cumulative Effect of Change in Accounting Principle              --               --                --              (0.08)
  Capital Gains (Losses)                                           0.05            (0.21)             0.09            (0.27)
                                                              ---------        ---------         ---------        ---------
     Total                                                    $    0.25        $   (0.15)        $    0.77        $    0.64
                                                              =========        =========         =========        =========

Diluted Earnings (Losses) per Common Share:
  Income (Loss) Before Cumulative Effect of Change in
     Accounting Principle and Capital Gains (Losses)*         $    0.19        $    0.06         $    0.66        $    0.96
  Cumulative Effect of Change in Accounting Principle              --               --                --              (0.08)
  Capital Gains (Losses)                                           0.04            (0.21)             0.08            (0.26)
                                                              ---------        ---------         ---------        ---------
     Total                                                    $    0.23        $   (0.15)        $    0.74        $    0.62
                                                              =========        =========         =========        =========

Dividends per Common Share                                    $ 0.04750        $ 0.04375         $  0.1425        $ 0.13125
                                                              =========        =========         =========        =========

NOTE:
     Dollar amounts in thousands except per share data.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

     Basic earnings per common share have been computed by dividing net income by 17,411 shares in 2003 and 17,312 shares in 2002.

     Diluted earnings per common share have been computed by dividing net income by 17,913 for the third quarter and 17,919 shares on a year-to-date basis in 2003 and by 17,341 for the third quarter and 17,868 shares on a year-to-date basis in 2002. The calculations comprehend outstanding stock options and restricted stock awards.

     The Cumulative Effect of Change in Accounting Principle relates to transition adjustment for the adoption of SFAS 142 "Goodwill and Other Intangible Assets".

* Non-GAAP financial measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the core operations than the GAAP measure of net income, as it removes potential issues of timing regarding investment gains and losses and any fluctuations done solely to changes in accounting rules.

MIDLAND REPORTS THIRD QUARTER 2003 RESULTS
OCTOBER 16, 2003


                               THE MIDLAND COMPANY
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                                                September 30,
                            ASSETS                          2003              2002
                                                         ----------        ----------
Cash and Marketable Securities                           $  798,975        $  722,958

Receivables - Net                                           168,630           177,292

Property, Plant and Equipment - Net                          69,410            61,618

Deferred Insurance Policy Acquisition Costs                  93,936           102,261

Other                                                        18,445            17,869
                                                         ----------        ----------

       Total Assets                                      $1,149,396        $1,081,998
                                                         ==========        ==========

     LIABILITIES AND SHAREHOLDERS' EQUITY

Unearned Insurance Premiums                              $  405,838        $  430,149

Insurance Loss Reserves                                     198,159           160,078

Long-Term Debt                                               55,447            47,533

Short-Term Borrowings                                        22,267            34,327

Deferred Federal Income Tax                                  42,775            28,896

Other Payables and Accruals                                  90,973            86,379

Shareholders' Equity                                        333,937           294,636
                                                         ----------        ----------

       Total Liabilities and Shareholders' Equity        $1,149,396        $1,081,998
                                                         ==========        ==========


Market Value per Common Share                            $    21.26        $    16.83
                                                         ==========        ==========

Book Value per Common Share                              $    18.95        $    16.77
                                                         ==========        ==========

Common Shares Outstanding                                    17,626            17,570
                                                         ==========        ==========


NOTE:   Amounts in thousands except per share data.